Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Media: Gary Davis 203-353-5066
Investors: Michele Goldstein 203-352-8642

WWE Announces
Preliminary Fiscal 2004 Financial Results

STAMFORD, Conn., May 12, 2004 - World Wrestling Entertainment, Inc. (NYSE:WWE) announced today its expected results of operations for the fiscal year ended April 30, 2004.

These results are based upon preliminary, unaudited information. The Company expects fiscal full year revenue to be $370 – $375 million, as compared to fiscal 2003 revenue of $374 million. The Company expects operating income to be $68 – $73 million, as compared to 2003 operating income of $27 million; such amounts include depreciation and amortization of $12 – $13 million in 2004 and $11 million in 2003. In addition, operating income for 2004 contains a $13 million net positive impact for legal settlements and the impact of the reversal of accrued commissions associated with litigation. Operating income for 2003 contained a net negative impact of $7 million for legal settlements. The Company expects net income to be $44 – $48 million and earnings per share on a diluted basis to be $0.64 – $0.70, as compared to a 2003 net loss of $19 million and loss per share of $0.28.

The estimates for the year ended April 30, 2004 are preliminary and subject to possible change as the Company completes its year-end procedures and the audit of its financial statements.

World Wrestling Entertainment, Inc. is an integrated media and entertainment company headquartered in Stamford, Conn., with offices in New York City, Los Angeles, Toronto, and London. Additional information on the company can be found at wwe.com and corporate.wwe.com.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.